CUSIP No. 36268Q103	Page 1 of 1 Page

Exhibit 3

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Thomas E. Lynch, Justin C. Jacobs and Charles M. B. Goldman, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments and joint filing agreements with respect thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of GAIAM, Inc., a Colorado corporation. The authority of Thomas E. Lynch, Justin C. Jacobs and Charles M. B. Goldman under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of GAIAM, Inc. unless earlier revoked in writing. The undersigned acknowledges that Thomas E. Lynch, Justin C. Jacobs and Charles M. B. Goldman are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.

Dated:	March 21, 2013	/s/ Scott P. Scharfman
Scott P. Scharfman